Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	July 28, 2020
hornerl@1stsource.com
574-235-2506

1st Source Elects Experienced Communications Leader to Board of Directors
Todd Schurz has joined the Board of 1st Source Corporation and 1st Source Bank
South Bend, Ind. (July 28, 2020) – 1st Source Corporation announces the election to its Board of Directors and to the 1st Source Bank Board of Directors, Todd Schurz, President and Chief Executive Officer of Schurz Communications, Inc.
Mr. Schurz has served as CEO of Schurz Communications, Inc. since July 2007 and has been with the company since 1989. Schurz Communications, Inc. is a diversified privately-owned, communications company, with four broadband companies and managed cloud services companies. Schurz Communications, Inc. has a presence in several states across the country and operates in Great Britain and Romania as well.
“I am very pleased to welcome Todd to our Boards,” states Chris Murphy, Chairman and Chief Executive Officer of 1st Source. “Todd is well-respected in the business community, has held leadership positions in not-for-profit and economic development organizations in the markets we serve, and his strong leadership skills and unique perspective developed over a long career in the communications field will add tremendous value to our Boards.”
Prior to joining Schurz Communications, Inc., Todd worked for the Times Journal Company in Springfield, Va. and for the New York Daily News during graduate school. He was the President and Publisher of Associated Desert Shoppers in Palm Desert, Calif. He has also previously served as the President, Editor and Publisher of the South Bend Tribune, as Schurz Communications, Inc. Vice President of Technology and Business Development, as President and General Manager of WSBT Television, and most recently as Schurz Communications, Inc. President and Chief Operating Officer.
Additionally, Mr. Schurz currently serves as lead independent director and Vice Chair of Herschend Enterprises, a privately-owned themed entertainment company. He is an independent board advisor to EBSCO Industries, a diversified holding company in information services, publishing and digital media, manufacturing, distribution, and real estate development. He also serves on the University of Notre Dame College of Arts & Letters Advisory Council.
Mr. Schurz has been elected to a term ending April 2023 and will be subject to reelection at that time.

1st Source Corporation, parent company of 1st Source Bank, has assets of $7.4 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 15 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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